Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-257570

Prospectus Supplement No. 11

(To Prospectus dated July 13, 2021)

This prospectus supplement updates, amends and supplements the prospectus dated July 13, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257570). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Endeavor Group Holdings, Inc.’s Class A common stock is quoted on the New York Stock Exchange under the symbol “EDR.” On January 18, 2022, the closing price of our Class A common stock was $30.44.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2022

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 19, 2022, Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), issued a press release announcing the closing of its previously announced sale of an 80% stake of the scripted business of Endeavor Content, its U.S.-based global content studio business to CJ ENM, a leading entertainment company from Korea, for approximately $785 million USD in total proceeds to Endeavor and Endeavor Content. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

Date: January 19, 2022

Exhibit 99.1

Endeavor Completes Sale of Controlling Stake in Global Premium Content Studio ‘Endeavor Content’ to CJ ENM

Beverly Hills, CA (January 19, 2022) – Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company, announced today it has closed its previously announced sale of an 80% stake of the scripted business of U.S.-based global premium content studio, Endeavor Content, to CJ ENM, a leading entertainment company from Korea, for approximately $785 million USD in total proceeds to Endeavor and Endeavor Content.

Endeavor has retained 20% of the scripted portion of Endeavor Content, and has retained the non-scripted portion of the business, as well as certain documentary and film sales and financing consulting services. Endeavor Content’s Graham Taylor and Chris Rice will continue to lead the studio as co-CEOs.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

Press

Matt Levine

endeavor@brunswickgroup.com